UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

September 30, 2016

SUPERIOR DRILLING PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Utah (State of Incorporation) 1583 South 1700 East Vernal, Utah (Address of principal executive offices)	46-4341605 (I.R.S. Employer Identification No.) 84078 (Zip code)

Commission File Number: 001-36453

Registrant’s telephone number, including area code: (435) 789-0594

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On September 30, 2016, Superior Drilling Products, Inc. (the “Company”) entered into an Underwriting Agreement with Roth Capital Partners, LLC, on behalf of the several underwriters, for the public offering of 5,000,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), and an additional 750,000 shares of Common Stock to cover any over-allotments, at a price to the public of $1.00 per share.

After deducting underwriting discounts and commissions and estimated offering expenses, the Company expects to realize net proceeds of approximately $4.5 million.

The offer and sale of the Common Stock is registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s registration statement on Form S-1 (Registration No. 333-212477), and the offering was made pursuant to a prospectus dated September 30, 2016, which was filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act (the “Prospectus”). The closing of the offering is scheduled for October 5, 2016.

Please see the “Underwriting Agreement” section of the Prospectus for a description of the Underwriting Agreement's material terms.

The foregoing description of the Underwriting Agreement is not complete and is qualified by reference to the complete document, which is filed as Exhibit 1.1 to this Form 8-K, and is incorporated herein by reference.

Item 8.01.         Other Events.

On September 30, 2016, the Company issued a press release announcing that it had priced its public offering of 5,000,000 shares of Common Stock, and an additional 750,000 shares of Common Stock to cover any over-allotments, at a price to the public of $1.00 per share. The press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

Exhibit Number	Description

1.1*	Underwriting Agreement dated September 30, 2016, between Superior Drilling Products, Inc. and Roth Capital Partners, LLC, as representative of the several underwriters.

99.1*	Press Release dated September 30, 2016.

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2016

SUPERIOR DRILLING PRODUCTS, INC.

/s/ Christopher D. Cashion
Christopher D. Cashion
Chief Financial Officer